Execution Copy

INDEPENDENT CONTRACTOR AGREEMENT

The parties to this Independent Contractor Agreement ("Agreement") are Steve Ashton ("Contractor") and Moore Electronics, Inc., an Oregon corporation (the "Company").

The parties agree as follows:

1. **Effective Date**. This Agreement is effective, and Contractor will commence performing his job with the Company, on February 12, 2007 (the "Effective Date").

2. **Job Description**. During the term of this Agreement, Contractor will serve as the President and Chief Executive Officer of the Company, and will have the normal duties, responsibilities, functions and authority of such an officer, subject to the power and authority of the Boards of Directors of the Company and of its parent corporation, microHelix, Inc., and Oregon corporation ("microHelix"), to expand or limit such duties, responsibilities, functions or authority. microHelix will use its best efforts to appoint Contractor as its President and Chief Executive Officer by no later than May 1, 2007. Contractor will report to the Board of Directors of microHelix. During the term of this Agreement, Contractor will devote his best efforts and his full business time and attention to the business and affairs of the Company. Contractor will perform his duties, responsibilities, functions and authority to the Company in a diligent, trustworthy, professional and efficient manner and will comply with the Company's policies and procedures in all material respects.

3. **Compensation**.

(a) Base Compensation; expenses. Contractor will be compensated with a base payment of $10,000 per month. The salary will be paid bi-weekly for services rendered during the preceding two-week period. Direct and necessary expenses such as travel, housing and routine expenses while traveling on Company business, business supplies, phone service, and similar direct business expenses will be reimbursed by the Company within 10 days of submittal.

(b) Bonus Compensation. Contractor will be eligible to receive a performance-based bonus pursuant to the provisions of attached Exhibit A.

(c) Housing Allowance. Contractor will be eligible to receive a housing allowance of $1,250 per month during the term of this Agreement. The housing allowance shall be due by the 15th of each month. The first two payments shall be due on or before March 15, 2007

(d) Warrants. Contractor will be eligible to receive warrants to purchase up to 1,000,000 shares of the Common Stock of microHelix with an exercise price of $0.001 per share and a term of five years.

4. **Noncompetition and Nonsolicitation**.

(a) During the Noncompete Period, Contractor will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, be a director, an officer,

employee or sales representative of or a lender of or investor in, be a consultant to, be a joint venturer, or in any manner engage in activity through or on behalf of, any Person (including without limitation in his individual capacity as a sole proprietor) (a "Competitor") that engages in the Restricted Territory in the manufacture, sale, promotion or distribution of products or services that the Company, or microHelix manufactures, sells, promotes or distributes at the time the Noncompete Period begins, or which the Company, microHelix is actively developing when the Noncompete Period begins or when Contractor's engagement terminates with the Company, or microHelix. As used in this Agreement, (i) "Restricted Territory" means worldwide, (ii) "Noncompete Period" means the period commencing on the Effective Date and ending on the later of (i) the third anniversary of the Effective Date or (ii) two years after Contractor's engagement with the Company, or microHelix ceases, and (iii) "Person" means, and will be construed broadly and will include, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, a joint venture, an unincorporated organization and a governmental entity. Nothing in this Agreement will prohibit Contractor from being a passive owner of not more than 2% of the outstanding ownership interests of any Person that is publicly traded, so long as Contractor has no active participation in the business of such Person.

(b) During the Noncompete Period, except as otherwise specifically permitted under this Agreement, Contractor will not directly or indirectly either individually, or as a principal, partner, broker, sales representative, agent, employee, employer, consultant, shareholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever (i) induce or attempt to induce, or cause any employee, officer or director of the Company, or microHelix to leave the employ of the Company, or microHelix, or in any way materially interfere with the relationship between the Company, or microHelix, on the one hand, and any such employee, officer or director, on the other hand, or (ii) induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting business with the Company, or microHelix to reduce or cease doing business with the Company, or microHelix, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and the Company, or microHelix, on the other hand.

(c) The parties intend that the covenants contained in Sections 4(a) and (b) above will be construed as a series of separate covenants, one for each state of the United States or country constituting the Restricted Territory (as defined herein). Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenants contained in Sections 4(a) and (b) above. If, in any proceedings, a court or arbitrator will refuse to enforce any of the separate covenants deemed included in Sections 4(a) and (b), then such unenforceable covenant will be deemed reduced in scope, geographical area or period or, if necessary, eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced and the other covenants set forth in Sections 4(a) and (b) will remain in effect as if the provision had been executed without the invalid covenants. The parties acknowledge that money damages would be an inadequate remedy for any breach of this Section 4. Therefore, in the event of a breach or threatened breach of this Section 4, the Company, or microHelix or its or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent

jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Section 4 (without posting a bond or other security).

(d) Contractor understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, or microHelix, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Contractor does not believe would prevent him from earning a living.

5. **Nondisclosure and Confidentiality**. Except as may be requested by the Company in connection with this Agreement, Contractor will not at any time publish or disclose to third parties or use or authorize anyone else to publish or disclose or use any confidential or proprietary information of the Company, or microHelix, including but not limited to, customer lists, marketing plans, sales projections, profit margins, business plans, technical procedures, records, manuals, notes, schedules, trademarks, patent information, copyright material, or any other confidential or proprietary information relating to the Company's business. The provisions of this Section 5 will survive the expiration, suspension, or termination of this Agreement for any reason.

6. **Term of Agreement**. The term of this Agreement will expire on December 31, 2007, unless previously terminated by either party on 10 days prior written notice. Contractor will be eligible to receive the compensation set forth in Section 3 through December 31, 2007 if this Agreement is terminated by the Company without Cause. For purposes of this Agreement, "Cause" means (a) a breach by Contractor of one or more of his obligations under this Agreement that remains uncured 10 days following written notice thereof to Contractor; or (b) Contractor's death or disability that prevents performance of his services hereunder. Contractor will be eligible to receive only the compensation under set forth in Section 3 that is earned through the date of termination if this Agreement is terminated by Contractor for any reason or by the Company for Cause.

7. **Contractor's Work Product**.

(a) Definition. "Developments" means each invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest in any of those items (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) that is made, discovered, or reduced to practice by Contractor (either alone or with others) and that (a) relates to the business of the Company or microHelix or any customer of or supplier to the Company or microHelix or any of the products or services being developed, manufactured or sold by the Company or microHelix or which may be used in relation with any of them; (b) results from the services performed by Contractor for the Company hereunder; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or microHelix.

(b) Ownership. Contractor hereby sells, assigns and transfers to the Company exclusively all present and future right, title and interest in and to the Developments and all related benefits, including without limitation all copyrights, patents and trade secrets so that upon

execution of this Agreement all Developments and related benefits will immediately and automatically be the sole and absolute property of the Company. Contractor will immediately disclose to the Company each such Development and hereby assigns to the Company, without further compensation, any right, title or interest that Contractor may have or acquire in each such Development. Contractor will execute all documents necessary to perfect the Company's right, title and interest in such Developments and do all other things reasonably requested by the Company (both during and after the term of this Agreement) in order to vest more fully in the Company any and all ownership rights in those items hereby transferred by Contractor to the Company. Copyrights, patents, and trade secrets created or owned by the Contractor before the Effective Date shall remain the property of the Contractor. The Company does not and will not make any claim to Contractor's property.

(c) Attorney-in-Fact. Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Contractor's agent and attorney-in-fact, to act for and in his or her behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection with the same legal force and effect as if executed by Contractor if at any time the Company is unable, after reasonable effort, to secure Contractor's signature on any letters patent, copyright or other analogous protection relating to a Development, for any reason whatsoever.

(d) Work Made for Hire. To the extent applicable, each copyrightable Development authored by Contractor under this Agreement and all related benefits will be deemed "work made for hire" and all right, title and interest and to in those Developments and benefits will vest with the Company.

(e) No Rights. Nothing in this Agreement will be construed as granting to or conferring upon Contractor any rights, title, interest or license, in or to any Developments or intellectual property now owned or subsequently owned by the Company.

(f) Representations and Warranties. Contractor represents and warrants that: (a) the Developments do not and will not infringe upon or misappropriate any copyright, patent right, trade secret or other proprietary rights (collectively "Proprietary Rights") of any third party; (b) there are no actual or threatened suits by any third party based on any alleged violation of any such Proprietary Rights and Contractor is not aware of any claims, or the existence of any facts that might reasonably be the basis of any claims, that the Developments violate the Proprietary Rights of any third party; and (c) Contractor's performance of the services hereunder do not and will not breach or violate any employment, noncompetition, nondisclosure or other agreement applicable to Contractor.

8. **Independent Contractor**. Contractor agrees that he is an independent contractor to the Company. Contractor agrees that because he is an independent contractor and not an employee of the Company, the Company will not withhold any sums payable under this Agreement in order to pay Federal or state taxes of FICA or FUTA payment obligations with respect to fees paid to Contractor under this Agreement, all of which obligations will be the sole responsibility of Contractor.

9. **General.**

(a) Attorneys' Fees. In the event of a dispute relating to the terms and conditions of this Agreement, the prevailing party in any arbitration or litigation will be awarded costs and reasonable attorneys' fees as determined by the court or arbitrator at trial and upon any appeal therefrom.

(b) Governing Law. This Agreement and all rights, obligations and liabilities hereunder will be construed and enforced in accordance with the laws of the State of Oregon (without application of conflicts of laws provisions).

(c) Other Agreements. Contractor represents and warrants to the Company that Contractor is not a party to any agreement that would conflict with the provisions of this Agreement or would prevent Contractor from providing services to the Company. Contractor expressly represents that Contractor is not party to any nondisclosure agreement or non-competition agreement with any third party.

(d) Counterparts and Headings. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Facsimile or pdf transmission of any signed original document, and the retransmission of any facsimile or pdf transmission, will be the same as delivery of any original document. At the request of any party, the other parties thereto will confirm facsimile or pdf transmission signatures by signing and original document. All headings and captions of this Agreement are inserted for convenience of reference only and will not affect meaning or interpretation.

(e) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, microHelix or any of their subsidiaries and Contractor and their respective heirs, successors and assigns. Contractor may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

(g) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Contractor, and no course of conduct or course of dealing or failure or delay by any party in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

(h) Dispute Resolution.

(i) Any dispute arising from or relating to this Agreement, including but not limited to any dispute concerning the breach, interpretation, termination or invalidity of this Agreement or any of its terms, will be resolved through binding arbitration as set forth in this Section 9(h). Notwithstanding the foregoing, the parties agree to attempt in good faith to resolve any dispute by mediation administered by the Arbitration Service of Portland, Inc. ("ASP")

under its Commercial Mediation Rules then in effect before resorting to arbitration. In the event any dispute is not resolved through mediation, any party may submit such dispute to binding arbitration administered by the ASP under its Commercial Arbitration Rules then in effect. The venue for such arbitration will be Portland, Oregon or such other location to which the parties may otherwise expressly agree in writing (the "Designated Location"). Any such arbitration proceedings and decisions will be private and confidential, and the parties agree not to disclose any aspect thereof, including without limitation the existence of the dispute or the proceedings, without the prior written consent of the other party. Either party may bring an action at law or in equity to enforce any such arbitration decision or award, including, without limitation, obtaining injunctive relief.

(ii) Arbitration proceedings will take place before a single arbitrator who will be a lawyer. If the parties cannot agree upon the choice of the arbitrator within 20 business days of the date the matter is submitted for arbitration, the parties will request, and accept, assignment of an arbitrator by the ASP. All arbitration proceedings will be confidential. Except in the course of judicial, regulatory or arbitration proceedings, or as may be required by government authority, no party will disclose any information about the evidence produced by any other party in the arbitration proceedings without the prior written consent of the producing party. Before making any disclosure permitted by the preceding sentence, the disclosing party will give the producing party reasonable advance written notice of the intended disclosure. Each party will bear the burdens of production, persuasion, and proof on any claim or defense as determined by the applicable substantive law governing such claim or defense. The arbitrator will have authority to award any remedy or relief that a federal court sitting in the State of Oregon could grant in conformity to applicable law, except that the arbitrator will have no authority to award attorneys' fees, expert fees, punitive damages, or any remedy or relief expressly excluded, waived or limited by any other provision of this Agreement. Any arbitration award will be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator's award will be final, and judgment may be entered upon such award by any court of competent jurisdiction.

(iii) The dispute resolution provisions of this Agreement will not prevent any party from seeking or obtaining preliminary injunctive or other provisional relief from a court of competent jurisdiction for the purpose of preventing irreparable injury, loss or damage pending a final resolution of the dispute according to such dispute resolution provisions.

(i) Survival. The provisions of this Section 9 will survive the expiration, suspension, or termination of this Agreement for any reason.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Independent Contractor Agreement to be effective as of the Effective Date.

COMPANY:

MOORE ELECTRONICS, INC.

By: /s/ Tyram H. Pettit
Tyram H. Pettit
President

CONTRACTOR:

/s/ Steve Ashton
Steve Ashton

AGREED:

MICROHELIX, INC.

By: /s/ Tyram H. Pettit
Tyram H. Pettit
President and CEO

080000\02043\749208 V001